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                                                                   Exhibit 10.58


                                  R S AGREEMENT

            This R S AGREEMENT (the "Agreement"), dated April 23, 1996, by and among INTERFERON SCIENCES, INC., a Delaware corporation with an office at 783 Jersey Avenue, New Brunswick, New Jersey 08901 ("ISI"), MUNDIPHARMA PHARMACEUTICAL COMPANY, a Bermuda general partnership with an office at Mundipharma House, P.O. Box HM 2332, 14 Par-la-Ville Road, Hamilton HMJX, Bermuda ("MPCO"), and PURDUE PHARMA L.P., a Delaware limited partnership with an office at 100 Connecticut Avenue, Norwalk, Connecticut 06850-3590 ("Purdue Pharma"),

                              W I T N E S S E T H :

            WHEREAS, ISI and MPCO are parties to an Agreement dated the date hereof (the "MPCO Agreement"); and

            WHEREAS, ISI and Purdue Pharma are parties to an Agreement dated the date hereof (the "Purdue Pharma Agreement"); and

            WHEREAS, ISI, MPCO and Purdue Pharma are parties to an Amended and Restated R S Agreement dated July 31, 1995 (the "1995 R S Agreement"); and

            WHEREAS, subject to the provisions of Section 4 hereof, the parties hereto desire to set forth their


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agreement with respect to the MPCO Agreement and the Purdue Pharma Agreement and
to terminate the 1995 R S Agreement, all on the terms and conditions contained herein;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties agree as follows:

            1. Definitions. Except as otherwise defined herein, capitalized terms used herein without definition shall have the same respective meanings as provided in the MPCO Agreement and the Purdue Pharma Agreement.

            2. Termination of 1995 R S Agreement. Subject to the provisions of
Section 4 hereof, the 1995 R S Agreement shall be terminated effective as of May 7, 1996 or such earlier date that all of the conditions in Section 4 hereof shall have been satisfied; provided, however, that Section 10 of the 1995 R S Agreement shall survive such termination. The parties agree that the date of termination of the 1995 R S Agreement shall constitute the Effective Date under the MPCO Agreement and the Purdue Pharma Agreement.

            3. Consideration for Termination of MPCO Distribution Agreement. Notwithstanding the provisions of Section 3 of the MPCO Distribution Agreement, it is the intention of the parties that MPCO receive as




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consideration for the termination of the MPCO Distribution Agreement an amount equal to $3,520,012 less the Asset Purchase Price to be paid to Purdue Pharma for the Assets pursuant to Section 4 of the Purdue Pharma Agreement (estimated for purposes of calculating the Termination Fee due to MPCO under the MPCO Agreement to be $259,050 (i.e., 5,000 Vials at $51.81 per Vial)). In the event that the Asset Purchase Price to be paid to Purdue Pharma for the Assets pursuant to Section 4 of the Purdue Pharma Agreement is greater than or less than $259,050, then on or before May 7, 1996 the amount of the difference, if greater, shall be deducted from the $3,260,962 Termination Fee to be paid to MPCO, and the amount of the difference, if less, shall be added to the $3,260,962 Termination Fee to be paid to MPCO.

            4. Effectiveness of this Agreement, MPCO Agreement and Purdue Pharma Agreement. Notwithstanding anything to the contrary contained in this Agreement, the MPCO Agreement or the Purdue Pharma Agreement, this Agreement, the MPCO Agreement and the Purdue Pharma Agreement shall only be effective if on or before May 7, 1996 ISI shall have paid (a) to MPCO the termination fee under the MPCO Agreement and (b) to Purdue Pharma the service fee and the asset purchase price under the Purdue Pharma Agreement with the result that MPCO and Purdue


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Pharma shall have received on or before May 7, 1996 the aggregate amount of
$3,760,012 net. In addition, this Agreement shall only be effective if ISI obtains on or before May 7, 1996 $10,000,000 or more in gross proceeds to ISI from ISI's currently proposed underwritten public offering of shares of ISI's common stock. if ISI fails to satisfy the conditions set forth in this section 4, this Agreement shall be null and void, and the 1995 RS Agreement and all provisions thereof shall continue in full force and effect as if this Agreement had never existed.

            5. Termination.

            (a) MPCO may terminate the MPCO Agreement on 90-days' written notice to ISI in the event of a material breach by ISI of any of the terms of the Purdue Pharma Agreement unless during said 90-day period such breach is cured, or best efforts have been made to begin to cure such breach and the breach is then cured within a reasonable time thereafter. Purdue Pharma may terminate the Purdue Pharma Agreement on 90-days' written notice to ISI in the event of a material default by ISI of any of the terms of the MPCO Agreement unless during said 90-day period such breach is cured, or best efforts have been made to begin to cure such breach and the breach is then cured within a reasonable time thereafter.


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          (b) ISI may terminate the MPCO Agreement on 90-days' written notice to
MPCO in the event of a material breach by Purdue Pharma of any of the terms of the Purdue Pharma Agreement unless during said 90-day period such breach is cured, or best efforts have been made to begin to cure such breach and the breach is then cured within a reasonable time thereafter. ISI may terminate the Purdue Pharma Agreement on 90-days' written notice to Purdue Pharma in the event of a material default by MPCO of any of the terms of the MPCO Agreement unless during said 90-day period such breach is cured, or best efforts have been made to begin to cure such breach and the breach is then cured within a reasonable time thereafter.


            6. Remedies. Each of the parties hereto shall be entitled to assert under this Agreement, or under either one or both of the MPCO Agreement and the Purdue Pharma Agreement to which it is a party, any remedy which it would otherwise have been entitled to assert under such agreement if the separate agreements contained in this Agreement, the MPCO Agreement and the Purdue Pharma Agreement had been incorporated into one agreement.

            7. Miscellaneous.

            (a) All notices and communications required or permitted by this Agreement shall be in



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writing and shall be deemed to be duly given if delivered or sent in accordance with the provisions of the MPCO Agreement or the Purdue Pharma Agreement, as the case may be.

            (b) This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

            (c) This Agreement may be executed in counterparts each of which when so executed and delivered shall constitute an original and all of which together shall constitute one and the same instrument.

            (d) This Agreement, the MPCO Agreement and the Purdue Pharma Agreement contain the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, supersede all prior oral and written understandings and agreements relating thereto, and may not be modified, discharged, or terminated orally.

            (e) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or any party as agent of any other party.

            (f) Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such



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provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

            (g) If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.


            (h) Each of the parties hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement or a breach of this Agreement. In any such action or proceeding, each of the parties waives personal service of any summons, complaint, or other process and agrees that service thereof may be made in accordance with Section 7(a). Within 30 days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceedings, each of the parties shall appear or answer such summons,



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complaint, or other process. Should any of the parties so served fail to appear or answer within such 30-day period or such extended period, as the case may be, such party shall be deemed in default and judgment may be entered by the other party against such party for the amount as demanded in any summons, complaint, or other process so served.


            (i) None of the parties hereto shall assign this Agreement without the prior written consent of the others; provided, however, that MPCO and Purdue Pharma shall have the right to assign this Agreement to an Affiliate or Affiliates without the prior written consent of ISI.



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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement the day and year first above written.

                                         INTERFERON SCIENCES, INC.


                                          By____________________________________
                                            Title:  Chief Executive Officer


                                          MUNDIPHARMA PHARMACEUTICAL
                                          COMPANY


                                          By____________________________________
                                            Title:  General Manager


                                          PURDUE PHARMA L.P.

                                          By: Purdue Pharma Inc.,
                                              its general partner


                                          By____________________________________
                                            Title:  Vice President




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